Exhibit 3.13

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:15 PM 05/23/2003
FILED 12:26 PM 05/23/2003
SRV 030338727 – 0834924 FILE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
THERMAL DYNAMICS CORPORATION
     THERMAL DYNAMICS CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
     A. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 22, 1977.
     B. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware (the “DGCL”) to put into effect and carry out the First Amended and Restated Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code for Thermadyne Holdings Corporation, Thermadyne Mfg. LLC, Thermadyne Capital Corp., Thermadyne Industries, Inc., Victor Equipment Company, Thermadyne International Corp., Thermadyne Cylinder Co., Thermal Dynamics Corporation, C&G Systems Holding, Inc., MECO Holding Company, Tweco Products, Inc., Tag Realty, Inc., Victor-Coyne International, Inc., Victor Gas Systems, Inc., Stoody Company, Thermal Arc, Inc., C & G Systems, Inc., Marison Cylinder Company, Wichita Warehouse Corporation, Coyne Natural Gas Systems, Inc., and Modern Engineering Company, Inc., as confirmed on April 3, 2003 by order of the United States Bankruptcy Court for the Eastern District of Missouri, Eastern Division.
     C. The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:
     FIRST: The name of the Corporation is THERMAL DYNAMICS CORPORATION.
     SECOND: The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.
     THIRD: The purpose for which the Corporation is organized is to engage in any and all lawful acts and activity for which corporations may be organized under the DGCL. The Corporation will have perpetual existence.
     FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 1,000 shares of common stock, par value $.01 per share. Notwithstanding any other provision contained herein to the contrary, the Corporation shall not issue nonvoting equity securities. This prohibition on issuance of nonvoting equity securities is included in this Amended and Restated Certificate of Incorporation in compliance with Section 1123 of the Bankruptcy Code, and shall have no force and effect except to the extent and for so long as such Section 1123 is applicable to the Corporation.
     FIFTH: Directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation otherwise provide.
     SIXTH: The directors of the Corporation shall have the power to adopt, amend, and repeal the bylaws of the Corporation.
     SEVENTH: No contract or transaction between the Corporation and one or more of its directors, officers, or stockholders or between the Corporation and any person (as used herein “person” means other corporation, partnership, association, firm, trust, joint venture, political subdivision, or instrumentality) or other organization in which one or more of its directors, officers, or stockholders are directors, officers, or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee that authorizes the contract or transaction, or solely because his, her, or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the board of directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.
     EIGHTH: The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article Eighth is in effect. Any repeal or amendment of this Article Eighth shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article Eighth. Such right shall include the right to be paid by the

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Corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the DGCL, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, by-law, resolution of stockholders or directors, agreement, or otherwise.
     The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.
     As used herein, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.
     NINTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article Ninth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article Ninth, a director shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the DGCL.

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     TENTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

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     In witness whereof, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by the undersigned, duly authorized officer of the Corporation as of this 19th day of May, 2003.

THERMAL DYNAMICS CORPORATION
By:	/s/ Patricia S. Williams
Name: Patricia S. Williams
Title: Vice President, General Counsel and Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:40 AM 09/12/2006
FILED 11:21 AM 09/12/2006
SRV 060840389 – 0834924 FILE
CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE
AND OF REGISTERED AGENT
It is hereby certified that:
          1. The name of the corporation (hereinafter called the “Corporation”) is:
               THERMAL DYNAMICS CORPORATION
          2. The registered office of the Corporation within the State of Delaware is hereby changed to 160 Greentree Drive, Suite 101, City of Dover 19904, County of Kent.
          3. The registered agent of the Corporation within the State of Delaware is hereby changed to National Registered Agents, Inc., the business office of which is identical with the registered office of the corporation as hereby changed.
          4. The Corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.
Date: 09-07-06

/s/ Patricia S. Williams
Patricia S. Williams
VP. General Counsel and Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:56 PM 03/30/2007
FILED 12:56 PM 03/30/2007
SRV 070382297 – 0834924 FILE
STATE OF DELAWARE
CERTIFICATE OF OWNERSHIP
SUBSIDIARY INTO PARENT
Section 253
CERTIFICATE OF OWNERSHIP
MERGING
THERMAL ARC, INC.
INTO
THERMAL DYNAMICS CORPORATION
     Pursuant to Section 253 of the General Corporation Law of Delaware, Thermal Dynamics Corporation, a corporation incorporated on the 22nd day of February, 1977 (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware:
     DOES HEREBY CERTIFY that the Corporation owns 100% of the capital stock of Thermal Arc, Inc., a corporation incorporated on the 31st day of July, 1997, pursuant to the provisions of the state of Delaware, and that the Corporation, by the unanimous written consent of its Sole Director on the 23rd day of March, 2007, determined to and did merge into itself said Thermal Arc, Inc., effective as of April 1, 2007, which consent is in the following words to wit:
     WHEREAS, the Corporation owns 100% of the outstanding stock of Thermal Arc, Inc., a corporation organized and existing under the laws of the state of Delaware, and
     WHEREAS, the Corporation desires to merge into itself said Thermal Arc, Inc., and to be possessed of all the estate, property, rights, privileges and franchises of said corporation.
     NOW, THEREFORE, BE IT RESOLVED, that the Corporation merge into itself said Thermal Arc, Inc. and assumes all of Thermal Arc, Inc.’s liabilities and obligations; and
     FURTHER RESOLVED, that an authorized officer of the Corporation be and he hereby is directed to make and execute a certificate of ownership setting forth a copy of the resolution to merge into itself said Thermal Arc, Inc., and assume its liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of Kent County; and
     FURTHER RESOLVED, that the merger shall become effective as of April 1, 2007; and
     FURTHER RESOLVED, that upon the merger becoming effective, all the property, rights, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind and description and the liabilities of Thermal Arc, Inc., shall be transferred to, vested in, and shall devolve upon and be assumed by the Corporation without further act or deed; and

     FURTHER RESOLVED, that each share of common stock of Thermal Arc, Inc., which shall be issued and outstanding on the effective date of the merger, and all rights in respect thereof, shall forthwith be cancelled; and
     FURTHER RESOLVED, that the officers of the Corporation be and they hereby are authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in any necessary or proper to effect said merger.
     IN WITNESS WHEREOF, said parent corporation has caused its corporate seal to he affixed and this certificate to be signed by an authorized officer this 23rd day of March, 2007.

Thermal Dynamics Corporation, a Delaware Corporation
By:	/s/ Patricia S. Williams
Patricia S. Williams
Vice President and General Counsel

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